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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                          Contact:   Michael A. DiPoto
January 6, 2003                                           VP Finance and CFO
1:00 p.m. EST                                             Tel: (508) 481-3700

                         DATA TRANSLATION, INC. RECEIVES
                      NOTICE THAT ITS COMMON STOCK WILL BE
                      DELISTED FROM NASDAQ SMALL CAP MARKET

Data Translation, Inc. (NASDAQ:DATX) today announced that it has received formal notice from the NASDAQ Stock Market, Inc. that the company's common stock will be delisted from trading on the NASDAQ SmallCap Market effective with the opening of trading on January 10, 2003, as a result of its common stock not meeting certain minimum requirements. The Company expects that its common stock will become eligible at that time for trading on the NASD-operated Over-the-Counter Bulletin Board (OTCBB) under the symbol DATX.OB.

About Data Translation, Inc.

Data Translation, Inc. designs, develops, and manufactures high performance data acquisition, imaging, machine vision and video products.

Statements made herein which are not historical facts are forward looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in such forward looking statements. Potential risks and uncertainties include such factors as the ability of the Company to meet its future capital requirements, the competitive pricing environment of the Company's industry, consumer demand for and market acceptance of the Company's products, the ability to develop, market and sell new products and other risks identified in documents filed by the Company with the Securities and Exchange Commission.